Exhibit 99.1

IGM Biosciences Announces Fourth Quarter and Full Year 2020 Financial Results and Provides Corporate Update

– Recommended Phase 2 Dose for IGM-2323 Expected in 2021 –

– Initial Data from Phase 1 Trial of IGM-8444 in Solid Cancers Expected in 2021 –

– IND Filing for IGM-7354 Planned in 2021 –

– Company to Host Conference Call Today at 4:30 p.m. ET –

MOUNTAIN VIEW, Calif., March 30, 2021 – IGM Biosciences, Inc. (Nasdaq: IGMS), a clinical-stage biotechnology company focused on creating and developing engineered IgM antibodies, today announced its financial results for the fourth quarter and full year ended December 31, 2020 and provided an update on recent developments.

“IGM reached a number of important milestones in 2020, including the presentation of encouraging initial results from our Phase 1 trial of IGM-2323 at the 2020 ASH Annual Meeting and the initiation of our Phase 1 clinical trial evaluating IGM-8444 in patients with solid cancers and non-Hodgkin’s lymphoma,” said Fred Schwarzer, Chief Executive Officer of IGM Biosciences. “While 2020 was filled with significant accomplishments, we expect that 2021 will be even more productive. We expect to complete dose escalation in the Phase 1 study of IGM-2323 and establish a recommended Phase 2 dose, as well as complete initial dose escalation studies with IGM-8444 and initiate combination clinical studies of IGM-8444 with a standard chemotherapy regimen and with birinapant, our newly licensed Inhibitor of Apoptosis Proteins antagonist. We also expect to file an IND for our IL-15 x PD-L1 antibody, IGM-7354, in 2021.”

Pipeline Updates

IGM-2323

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Recommended Phase 2 dose expected in 2021. IGM has now cleared the titration dose cohorts of 50/100 mgs, 50/300 mgs and 50/600 mgs and is currently open to enrollment to what is planned to be its top titration dose cohort, 50/1000 mgs. IGM is also currently enrolling to the expansion dose cohorts of 50/100 mgs, 50/300 mgs and 50/600 mgs. IGM expects to complete enrollment in the Phase 1 dose escalation study and establish a recommended Phase 2 dose in 2021.

IGM-8444

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Additional dose cohorts cleared. IGM has now cleared the first two dose cohorts of the single-agent portion of its Phase 1 clinical study and is currently open to enrollment to the third (3 mg/kg) of four single-agent biweekly dose escalation cohorts. IGM is also currently open to enrollment to its first chemotherapy combination dose cohort and its first single-agent weekly dose cohort. IGM expects to report initial data in solid tumors from the dose escalation portion of this Phase 1 trial in the second half of 2021.

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Entered into exclusive licensing agreement with Medivir for birinapant. In January 2021, IGM entered into an exclusive license agreement with Medivir AB, by which IGM received global, exclusive development and commercialization rights for birinapant, a clinical-stage SMAC mimetic that binds to and degrades Inhibitors of Apoptosis Proteins (IAPs), leading to cell death (apoptosis) in tumor cells. IGM plans to begin clinical testing of birinapant in combination with IGM-8444 this year.

IGM-7354

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File Investigational New Drug (IND) application. IGM expects to file an IND application with the U.S. Food and Drug Administration (FDA) in 2021 for IGM-7354 in order to begin clinical testing. IGM-7354 is a targeted IL-15 immune stimulating antibody which demonstrates another use of IGM’s novel J chain based bispecific technology. In this case, the immune stimulating IL-15 is attached to the J chain of an anti-PD-L1 IgM antibody, which serves to display the immune stimulating IL-15 on the surface of PD-L1 positive cells, such as cancer cells.

Corporate Updates

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Completed manufacturing facility. Construction of IGM’s new cGMP manufacturing facility in Mountain View, California has been completed. IGM expects that cGMP manufacturing at this facility will begin in 2021.

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Completed upsized underwritten public offering of common stock. In December 2020, IGM closed a public offering of its common stock and prefunded warrants, with gross proceeds of $230.0 million, before deducting the underwriting discounts and commissions and other offering expenses payable by IGM.

Fourth Quarter and Full Year 2020 Financial Results

•	Cash and Investments: Cash and investments as of December 31, 2020 were $366.3 million, compared to $236.6 million as of December 31, 2019.

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Research and Development (R&D) Expenses: For the fourth quarter and year ended 2020, R&D expenses were $19.6 million and $65.0 million, respectively, compared to $12.8 million and $35.3 million for the fourth quarter and year ended 2019, respectively.

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General and Administrative (G&A) Expenses: For the fourth quarter and year ended 2020, G&A expenses were $5.1 million and $18.3 million, respectively, compared to $3.2 million and $9.2 million for the fourth quarter and year ended 2019, respectively.

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Net Loss: For the fourth quarter of 2020, net loss was $24.6 million, or a loss of $0.79 per share, compared to a net loss of $14.8 million, or a loss of $0.49 per share, for the fourth quarter of 2019. For the year ended 2020, net loss was $81.4 million, or a loss of $2.65 per share, compared to a net loss of $43.1 million, or a loss of $4.80 per share, for the year ended 2019.

2021 Financial Guidance

IGM expects full year GAAP operating expenses to be between $175 million and $185 million including estimated non-cash stock-based compensation expense of approximately $25 million. IGM expects to end 2021 with a balance of over $200 million in cash and investments.

Conference Call and Webcast

IGM will host a conference call and webcast to discuss this announcement today, March 30, at 4:30 p.m. ET. To access the live call by phone please dial (866) 649-1996 (domestic) or (409) 217-8769 (international); the conference ID is 2447309. A live audio webcast of the event may also be accessed through the “Investors” section of IGM’s website at www.igmbio.com. A replay of the webcast will be available for 30 days following the event.

About IGM Biosciences, Inc.

Headquartered in Mountain View, California, IGM Biosciences is a clinical-stage biotechnology company focused on creating and developing engineered IgM antibodies. Since 2010, IGM Biosciences has worked to overcome the manufacturing and protein engineering hurdles that have limited the therapeutic use of IgM antibodies. Through its efforts, IGM Biosciences has created a proprietary IgM technology platform for the development of IgM antibodies for those clinical indications where their inherent properties may provide advantages as compared to IgG antibodies.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements relating to IGM’s plans, expectations and forecasts and to future events. Such forward-looking statements include, but are not limited to: the potential of, and expectations regarding IGM’s technology platform, its antibody drug candidates and birinapant; statements regarding IGM’s Phase 1 clinical trials of IGM-2323 and IGM-8444; the anticipated timing of an IND filing for IGM-7354, the initiation of clinical testing of birinapant in combination with IGM-8444 and the commencement of cGMP manufacturing at IGM’s Mountain View facility; IGM’s expectations regarding operating expenses and cash and investments; and statements by the Chief Executive Officer of IGM. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially, including but not limited to: potential delays and disruption resulting from the COVID-19 pandemic and governmental responses to the pandemic, including any future impacts to IGM’s operations, the manufacturing of its product candidates, the progression of its clinical trials, enrollment in its current and future clinical trials and on its collaborations and related efforts; IGM’s early stages of clinical drug development; risks related to the use of engineered IgM antibodies, which is a novel and unproven therapeutic approach; IGM’s ability to demonstrate the safety and efficacy of its product candidates; IGM’s ability to successfully and timely advance its product candidates through preclinical studies and clinical trials; IGM’s ability to enroll patients in its clinical trials; the potential for the results of clinical trials to differ from preclinical, preliminary or expected results; the risk of significant adverse events, toxicities or other undesirable side effects; IGM’s ability to successfully manufacture and supply its product candidates for clinical trials; the risk that all necessary regulatory approvals cannot be obtained; the risk that the potential benefits of combination therapies do not outweigh their costs; IGM’s ability to obtain additional capital to finance its operations, if needed;

uncertainties related to the projections of the size of patient populations suffering from the diseases IGM is targeting; IGM’s ability to obtain, maintain and protect its intellectual property rights; developments relating to IGM’s competitors and its industry, including competing product candidates and therapies; risks related to collaborations with third parties, including the risk of the occurrence of any event, change or other circumstance that could give rise to the termination of any such collaboration; general economic and market conditions; and other risks and uncertainties, including those more fully described in IGM’s filings with the Securities and Exchange Commission (SEC), including IGM’s Annual Report on Form 10-K filed with the SEC on March 30, 2021, and in IGM’s future reports to be filed with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and IGM specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Contact:

Argot Partners

David Pitts

212-600-1902

igmbio@argotpartners.com

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IGM Biosciences, Inc.

Selected Statement of Operations Data

(unaudited; in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Operating expenses:
Research and development (1)	$19,599	$12,763	$65,030	$35,257
General and administrative (1)	5,140	3,174	18,250	9,241

Total operating expenses	24,739	15,937	83,280	44,498

Loss from operations	(24,739)	(15,937)	(83,280)	(44,498)
Other income, net	117	1,122	1,925	1,365

Net loss	$(24,622)	$(14,815)	$(81,355)	$(43,133)

Net loss per share, basic and diluted	$(0.79)	$(0.49)	$(2.65)	$(4.80)

Weighted-average common shares outstanding, basic and diluted	31,298,264	30,478,980	30,748,280	8,995,410

(1) Amounts include stock-based compensation expense as follows:
Research and development	$1,203	$192	$4,160	$522
General and administrative	1,379	208	4,294	492

Total stock-based compensation expense	$2,582	$400	$8,454	$1,014

IGM Biosciences, Inc.

Selected Balance Sheet Data

(unaudited; in thousands)

	December 31,	December 31,
	2020	2019
Cash and investments	$366,269	$236,607
Total assets	408,632	261,350
Accounts payable	7,924	3,087
Accrued liabilities	6,649	3,305
Total liabilities	26,817	21,119
Accumulated deficit	(188,560)	(107,205)
Total stockholders’ equity	381,815	240,231